August 1, 1997

JACO ELECTRONICS, INC.
145 Oser Avenue
Hauppauge, NY 11778

NEXUS CUSTOM ELECTRONICS, INC.
Prospect Street
Brandon, VT 05733

Gentlemen:

         Reference is made to the Second Restated and Amended Loan and Security Agreement between Jaco Electronics, Inc. and Nexus Custom Electronics, Inc., as Debtor, and our predecessor-in-interest, The Bank of New York Commercial Corporation, as Lender, and each other Lender a party thereto, dated September 13, 1995, as amended and supplemented (the "Loan Agreement"). Initially capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

         It is hereby agreed that effective as of August 1, 1997, the Loan Agreement shall be amended as follows:

         1. The definition of "Agent ABR Loan" set forth in Paragraph 1 is deleted in its entirety and replaced by the following definition of "Agent LIBO Rate Loan":

" "Agent LIBO Rate Loan" shall have the meaning set forth in Paragraph 4( c ) of this Agreement."

2. The definition of "Contract Rate" set forth in Paragraph 1 is amended to read in its entirety as follows:

         " "Contract Rate" means an interest rate per annum equal to (i) the applicable LIBO Rate plus one percent (1%) in the case of LIBO Rate Loans first arising, or first continued or converted thereto prior to January 1, 1998, and (ii) in the case of LIBO Rate Loans first arising, or first continued or converted thereto on or after January 1, 1998, the applicable LIBO Rate plus ( a ) one and one-quarter percent (1 1/4%) if the ratio of total Loans to net earnings before interest, taxes, depreciation, amortization, extraordinary gains and losses, and all other non-cash charges on a consolidated basis ("EBITDA") during the immediately preceding four (4) fiscal quarters is greater than 2 to 1, ( b ) one percent (1%) if the ratio of total Loans to EBITDA during the immediately preceding four (4) fiscal quarters is 1.5-2 to 1, or ( c ) three-quarters of one percent (3/4%) if the ratio of total Loans to EBITDA during the immediately preceding four (4) fiscal quarters is less than 1.5 to 1. The Contract Rate applicable to LIBO Rate Loans under clause (ii) hereof shall be adjusted quarterly."

     3. The definitions of "Interest Period", "LIBO Rate (Reserve Adjusted)", "LIBOR Office" and "LIBOR Reserve Percentage" set forth in Paragraph 1 are deleted in their entirety.

     4. The definition of "LIBO Rate" set forth in Paragraph 1 is amended to read in its entirety as follows:

         " "LIBO Rate" means the rate per annum for the one month LIBOR as published in The Wall Street Journal, averaged monthly on a calendar month basis."

     5. The definition of "LIBO Rate Loan" set forth in Paragraph 1 is amended to read in its entirety as follows:

         " "LIBO Rate Loan" means a Loan or any portion thereof that bears interest based on the LIBO Rate."

     6. The fourth through the seventh lines of the definition of "Term Loan Notes" set forth in Paragraph 1 are deleted in their entirety and replaced by the following:

         "restate in their entirety, upon terms and conditions therein more fully described, that certain promissory note initially issued by Debtor to the order of BNYCC dated as of March 11, 1994 in the original principal amount of $1,500,000."

     7. The second full paragraph of Paragraph 2 is amended by deleting the following language:

         "provided that any application of the proceeds of Accounts which (i) is made prior to the occurrence of an Event of Default and (ii) is not made at the direction of Borrower, and which application results in the payment of a LIBO Rate Loan prior to the last day of an Interest Period with respect thereto shall not result in the required payment by Debtor to Lender of any penalty or premium or loss or expense pursuant to Paragraph 5(g) hereof,"

     8. Paragraph 4( c )( i ) is deleted in its entirety and replaced by the following:

         "[INTENTIONALLY OMITTED]".

     9. Paragraph 4( c )( ii ) is amended to read in its entirety as follows:

         "( ii ) The Debtor may by telephonic notice received by an officer of the Agent, request a borrowing prior to 1:00 P.M. New York time in the form of a LIBO Rate Loan on the date on which it requests to incur such a Loan, such request to specify the amount of the Loan requested. In any such instance, the Agent may: (a) notify each of the Lenders, not later than 2:00 P.M. New York time, of the LIBO Rate Loan to be funded on such date, as well as the amount of such Lender's Pro Rata Share of the requested LIBO Rate Loan, and each such Lender shall make such amount available to the Agent on such date in same day funds, to such account of the Agent as the Agent may designate, by not later than 5:00 P.M. New York time; or (b) if the Agent shall elect to do so in its sole and absolute discretion, subject to the terms and conditions hereof and in its capacity as a Lender, make such LIBO Rate Loan available to the Debtor (each an "Agent LIBO Rate Loan") on the date so requested, by transferring same day funds to the operating account(s) of the Debtor maintained with the Agent. Each such Agent LIBO Rate Loan shall constitute a Loan hereunder and shall be subject to all of the terms and conditions applicable to other Loans, except that all payments thereon shall be payable to the Agent in its capacity as Lender, solely for its own account, until such time as each of the Lenders shall Settle with the Agent as to such Agent LIBO Rate Loan on the Settlement Date next occurring. Until such Settlement shall occur, the Agent shall correspondingly increase its Pro Rata Share of the Aggregate Maximum Loan Amount and the Pro Rata Share of each such other Lender shall be correspondingly decreased and upon such Settlement occurring, appropriate adjustments shall be made to such Pro Rata Shares in order to restore such Pro Rata Shares to their respective levels prior to the relevant Agent LIBO Rate Loan."

     10. Paragraph 4( c )( v ) is deleted in its entirety and replaced by the following:

         "[INTENTIONALLY OMITTED]".

     11. Paragraph 5(a)(i) is amended by deleting the words "except that interest with respect to LIBO Rate Loans shall be payable on the last day of the Interest Period with respect thereto" and inserting at the end of said paragraph the following sentence:

         "Whenever the LIBO Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand by an amount equal to the amount of such change in the LIBO Rate."

     12. Paragraph 4(e)is amended by deleting the following language:

     "(except as set forth in subsection (b) of the definition of "Interest Period" appearing herein)".

     13. Paragraph 5(a) is amended by deleting the following language:

         "except that interest with respect to LIBO Rate Loans shall be payable on the last day of the Interest Period with respect thereto".

     14. Paragraph 5(e) is amended by deleting the following language:

     "at the end of the then current Interest Periods with respect thereto or sooner".


     15. Paragraph 5(g) is deleted in its entirety and replaced by the following:

         "[INTENTIONALLY OMITTED]".

     16. The first sentence of Paragraph 17(d) is amended to read in its entirety as follows:

         "Maintain at all times a ratio of consolidated current assets of Debtor and its Subsidiaries to consolidated current liabilities of Debtor and its Subsidiaries of not less than 1.6 to 1.0."

     17. Paragraphs 17(e), (f) and (g) are amended to read in their entirety as follows:

         "(e) Maintain at all times consolidated net worth (all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Debtor determined in accordance with generally accepted accounting principles) in an amount not less than $34,000,000, which amount shall be increased at the end of each quarter on a cumulative basis by an amount equal to fifty percent (50%) of the consolidated net profit after taxes, if any, for such quarter."

         "(f) Maintain at all times a ratio of the sum of (1) cash and cash equivalents plus (2) accounts receivable to current liabilities (as defined in Paragraph 17(d)) of not less than 0.65 to 1.0 on a consolidated basis."

         "(g) Maintain at all times an excess of current assets over current liabilities (both as defined in Paragraph 17(d) and each on a consolidated basis) of not less than $23,000,000."

     18. The first sentence of Paragraph 18(e) is amended to read in its entirety as follows:

         "Permit at any time the ratio of Indebtedness to Tangible Net Worth to be greater than 1.30 to 1.0; "Indebtedness" shall mean consolidated total liabilities of Debtor and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied."

     19. The first sentence of Paragraph 21 is amended to read in its entirety as follows:

         "This (Second Restated and Amended Loan and Security) Agreement shall (subject to compliance with the Conditions Precedent) become effective on the Closing Date hereof, without any interruption or break in continuity (as more fully described in the second paragraph hereof) and shall continue until the fifth anniversary of the Closing Date."

     20. The fifth sentence of Paragraph 21 is amended by deleting the following language:

         "provided that any such payment which results in a payment of a LIBO Rate Loan before the last date of the Interest Period with respect thereto shall be subject to the provisions of Paragraph 5(g) hereof".

         Except as hereinabove specifically set forth, the Loan Agreement shall remain unmodified and in full force and effect in accordance with its terms.

         If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.


                                    Very truly yours,

                      BNY FINANCIAL CORPORATION f/k/a THE
                    BANK OF NEW YORK COMMERCIAL CORPORATION,
                                    as Agent and Lender



                                    By:Frank Imperato
                                         Title: Vice President

                                    FLEET BANK, N.A. f/k/a/
                                    NATWEST BANK N.A., as Lender

                                    By:Alice Adelberg
                                         Title:Vice President


  AGREED:

  JACO ELECTRONICS, INC.

  By:Jeffrey D. Gash
       Title:Vice President

  NEXUS CUSTOM ELECTRONICS, INC.

  By:Jeffrey D. Gash
       Title:Vice President